UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ARRIS International plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary material.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved ARRIS Town Hall Suwanee, Georgia 9 November 2018

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Q3 Earnings Review CommScope Announcement Bruce McClelland Employee Topics Patrick Macken Q&A Executive Leadership Team Bruce McClelland and Dave Potts

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Shaping the Future of Connectivity 3

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved …with integrity, innovation and agility Shaping the networks of the future 4

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Wireless Networks Wireline Networks Data Center Networks Commercial Building Networks Our core markets 1 st in guiding the creation of wireline, wireless, data center and commercial building networks 5

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Global presence. Support you can count on. 6,000+ installation partners and hundreds of CommScope customer - care professionals > 30 global manufacturing and distribution centers 100+ nations served by 500+ distributors Our partners are trained and certified to ensure quality 20,000 + global employees focused on creating the best solutions and delivering the best customer experience 2018 TOP 100 GLOBAL TECH LEADER THOMSON REUTERS 6

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved The combination is expected to accelerate CommScope’s vision to shape the communications networks of the future ▪ Creates a combined growth and cash flow oriented company focused on enabling a connected lifestyle by strengthening CommScope’s capabilities to lead the coming network transformation ▪ Offers a compelling value proposition to all key stakeholders ▪ Brings together a complementary set of IP, capabilities, leadership, and customer relationships ▪ Strong track record of product commercialization ▪ Similar cultures expected to lead to a seamless integration STRATEGIC FIT ▪ Strengthen CommScope’s offerings by creating a broadband access solution from the Core to the Edge and in the connected home ▪ End - to - end wireless connectivity solutions combining licensed and unlicensed technologies for indoor densification and 5G ▪ Creates a complete wired and wireless private network offering COMPLEMENTARY SOLUTIONS ▪ Diversifies product lineup and geographies and opens up new product addressable market (PAM) ▪ Truly global footprint with customers in over 150 countries ▪ Technical expertise with ~15,000 patents, ~$800 million average annual R&D investment ATTRACTIVE FOOTPRINT ▪ ~$1 billion cash flow from operations (1) expected ▪ Estimated annual run - rate of at least $150 million in cost synergies (2) ▪ Expected 30%+ EPS accretive (1) ▪ Well - positioned to de - lever in the second year post - close to pro forma net leverage of ~4.0x ▪ PAM expands to >$60 billion ▪ Potential revenue synergies FINANCIAL BENEFITS (1) Expected in the first full year after closing. Financial metrics presented exclude purchase accounting charges, transaction a nd integration costs and other special items. (2) Expected to be achieved in the third year following transaction close . 7

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Transaction Summary ▪ Expected annual cost savings of more than $150 million within three years post - close ▪ Upside potential through revenue synergies ▪ Anticipated pro forma net leverage of 5.1x at closing ▪ Frank Drendel to continue to serve as Chairman of CommScope Board of Directors ▪ Eddie Edwards to continue to serve as Chief Executive Officer and President ▪ Two Carlyle representatives to join CommScope Board of Directors ▪ Transaction expected to close in the first half of 2019 ▪ Closing conditions: ▪ ARRIS shareholder vote ▪ Customary closing conditions ▪ Regulatory clearances ▪ ARRIS shareholders to receive $31.75 per share in an all - cash transaction for a total purchase price of ~$7.4 billion ▪ A premium of 27% over the volume weighted average closing price of ARRIS’s common stock for the 30 trading days ending October 23, 2018 (1) CONSIDERATION GOVERNANCE FINANCIAL IMPACT CLEAR PATHWAY TO COMPLETION ▪ Financing Sources: ▪ $900 million combined cash on hand expected at closing ▪ $6.3 billion of fully committed debt ▪ $1 billion of private equity convertible preferred from The Carlyle Group (1) The day prior to news of the market rumors regarding a potential transaction leaking to the media. 8

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved ~15,000 patents ~$1B cash flow from operations expected in 1 st full year post - close ~$11.3B (1) revenue ~$1.8B (1) adjusted EBITDA Combination accelerates CommScope’s vision to shape the communications networks of the future (1) Based on combined financials for the twelve months ended September 30, 2018. Note: Financial metrics presented exclude purchase accounting charges, transaction and integration costs and other special i te ms. See appendix for reconciliation of non - GAAP measures. ~30,000 employees serving customers in >150 countries ~$800M average annual R&D spend 9

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Enabling the world’s largest customers in nearly every aspect of their communications networks Text - ARRIS solutions Text - CommScope solutions E2E Residential Broadband Delivery E2E Venue Coverage and Capacity Solutions E2E Wired and Wireless for Macro, Metro, and Enterprise Applications Headend and Central Office aggregation and transport equipment Optical nodes EDGE ACCESS CONTENT - CORE - ACCESS - EDGE Coax cable and Connectivity Fiber optic cable Residential Connectivity SAS Controller/ Cloud Solution Small cell / OneCell Fiber and Copper Connectivity, Splicing, and Protection Outside Plant Closures, Terminals, and Cabinets CONTENT CORE Broadband Gateway and In - home WiFi Set Top Box Video Encryption Advertising Insertion Cloud Services WiFi Access Points Fiber and Copper Cabling and Apparatus Ethernet Switch A B C Distributed Antenna System (DAS) 4 Interfacility Fiber Cable and Splicing Solutions Campus Switching Wireless LAN Controller/ Cloud Solution DAS/small cell Horizontal and LAN connectivity Vertical Fiber and Connectivity Horizontal powered copper (PoE) Service Assurance Antennas Metro Cells RF and Fiber Cabling Wi - Fi Access Points 10

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Increasing penetration opportunities in a growing product addressable market (1) CommScope estimates and industry reports (2) ARRIS estimates and industry reports Product Addressable Market (PAM) – $ Billions + >$60B Today The combination will more than double CommScope’s PAM and unlock access to future high growth areas >$35B (2) ~$25B (1) 11

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved $1.9B $3.5B $4.6B ANNUAL REVENUE Structured Cabling Wireless Infrastructure Antenna Technology Metro Cell Fiber Connectivity Quick - turn Delivery BNS Internet Explosion Rise of Mobility Digital Revolution Enhanced mobile broadband IoT Ultra - low latency 2004 2008 2011 2013 2015 2017 2020+ BANDWIDTH DEMAND 2007 – 2017 Revenue CAGR of 9% 5G ACQUISITIONS Cable Exchange Successful track record of integrating strategic acquisitions 12

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Transaction delivers benefits for all stakeholders Investors ▪ Expect to unlock value through future growth opportunities and expanded addressable market ▪ Diverse product lineup increases cashflow and reduces risk ▪ Significant free cash flow generation expected ▪ Access to complementary and end - to - end communications infrastructure solutions ▪ Increased focus on comprehensive client needs ▪ Availability of diverse and capable customer support across all areas of connectivity Customers ▪ Greater mobility, skill development, and opportunities for advancement ▪ Become the spearhead of innovation with new communications infrastructure solutions and possibilities Employees ▪ Access to the integrated leader in the communication infrastructure space ▪ Opens up new opportunities for partnership through expanded lineup of end - to - end communications infrastructure solutions Partners 13

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved ARRIS Third Quarter 2018 Financial Results Bruce McClelland and Dave Potts

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved SOLID EXECUTION AND PROFITABILITY Q3 Results 15 (1)See reconciliation of GAAP to Non - GAAP measures CASH $521M EARNINGS $0.26 GAAP $0.68 (1) Non - GAAP REVENUE $1.651B • Growing Broadband CPE demand • Continued strong network capacity demand • Increased momentum in Enterprise Networks/ Ruckus CUSTOMER New products gaining traction • Q3 Adjusted Gross Margin of 28.5% • Improved mix • Lower Opex • Strong cash from operating activities - $221M • Continued share repurchases to plan – $212M Q3 2018 – $353M YTD through 11/8/2018 • Announced new international wins • DOCSIS 3.1 deployments driving N&C and CPE • International Sales 40% • Backlog $1.1B • Book to Bill 0.88

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Network and Cloud 16 • Continued strength in broadband driving network upgrade cycle • Access Technology demand remains strong in support of service provider network upgrades • E6000 Gen2 chassis and line card expansion continues as cable operators increase network capacity • Leadership in network evolution with multiple customers deploying and trialing Remote PHY * ARRIS resale of Ruckus products prior to acquisition DRIVING TECHNOLOGY LEADERSHIP

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Customer Premises Equipment 17 REVENUE ($M) / ADJUSTED DIRECT CONTRIBUTION % • Increased broadband sales with stronger worldwide DOCSIS shipments • Video sales down due to lower cable & telco set tops • Solid international volumes • Adjusted DOI lower due to changes in product mix • Strong focus on mitigating cost increases with pricing actions and supplier management • Anticipate returning to $1B revenue level in Q4 FOCUSED ON PROFITABILITY

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Enterprise Networks 18 REVENUE ($M) / ADJUSTED DIRECT CONTRIBUTION % CONTINUED MOMENTUM • ($9M) *Reflects December stub period • Increasing market share with service providers • Strong Federal government revenue • Launched industry first 802.11ax Wi - Fi 6 (R730) Access Point • CBRS LTE access point first to achieve FCC certification • Adjusted direct contribution % impacted by ~ 400bps related to cumulative adjustments for customer rebates • Expect continued sales growth above annual guidance • Target 15% adjusted direct contribution

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved 2018 Bonus Performance – Q3 Update • Bonus Stoplight at “yellow” • Need to continue to execute! Lots to do to close 2018 • No changes to 2018 Bonus Program 19 LET’S KEEP FOCUSED AND EXECUTE!

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Employee Topics Patrick Macken

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Employee Topics for CommScope Transaction (1) • Employee service date on file at ARRIS will be honored by CommScope • For at least the first year after Close, base salary (or hourly wage rate) and bonus opportunity will not go down • It is expected that ARRIS benefits will continue through at least January 1, 2020, after which CommScope may decide to integrate employees into CommScope benefit plans • Currently expect 2019 merit and bonus planning to occur as planned • Local country rules may apply (1) Summary only, qualified entirely by the terms of the Bid Conduct Agreement between ARRIS and CommScope and not intended t o modify the terms thereof MORE INFORMATION ON COMMSCOPE BENEFITS TO COME! 21

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved ARRIS Equity Topics • ARRIS Shares – ARRIS shares that you hold will be cashed out at Close at a price of $31.75 per share • Restricted stock units (RSUs) – At least 50% of unvested RSUs will be cashed out at Close at a price of $31.75 per share – Remaining RSUs will be converted to right to receive CommScope shares • Number of shares issuable under RSU will be adjusted to reflect the $31.75 offer price • All other terms, including vesting schedule will be the same • Employee Stock Purchase Plan – Current enrollees (who enrolled beginning 1 November) will continue their contributions – Depending on the date of Close, shares will be delivered and distributed on April 30, 2019 as scheduled, unless Closing occurs before then, in which case, it will occur as soon as practicable before the Closing – Shares obtained will be cashed out at Close at a price of $31.75 per share (1) Summary only, qualified entirely by the terms of the Bid Conduct Agreement between ARRIS and CommScope and not intended t o modify the terms thereof 22

Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Copyright 2018 – ARRIS Enterprises, LLC. All rights reserved Next Steps • CommScope and ARRIS HR teams will work together to begin integration planning • A list of employee FAQs is already started and will continue to be updated as answers become available • We will continue to keep all employees updated on progress • Until then, focus is on business as usual 23

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #1

Bernadette Dunn

November 09, 2018

09:00 AM EST

Bernadette Dunn:	Good morning, good afternoon, and good evening, and welcome to the ARRIS town hall, live from Sewanee. Please join me in welcoming Bruce McClelland. Bruce, I'll hand it over to you to get us started.

Bruce McClelland:	Okay, great, thanks, Bernie. Can you hear me okay?

Bernadette Dunn:	Yes, we can.

Bruce McClelland:	I know you can hear me here, yes. Well, fantastic, and welcome to our town hall here from Sewanee, Georgia. This is the first time we've done a town hall here, I think in 2 years, and this was meant to be the big grand opening town hall, so welcome. And the reason it's a grand opening, we've been refurbing the entire facility. We have a little corner at the other end of the building left to do. We've been a little busy down there the last couple of weeks, so we kicked Mark out a few weeks ago, but I think we're really, really close to having the building done, and it looks fantastic.

What was everybody talking about at dinner last night at home? (Laughter) A little bit of news, I guess, huh? Actually, before we start, I want to embarrass German here for a minute. I had him all geared up--everybody knows German. German, stand up, German. German Iaryczower. (Applause). He doesn't know why I'm talking about him, but we had this town hall all set to go today. And, of course, we like to cover a couple of different topics that are local and germane to what's going on locally. And as everybody knows, German took over the DOCSIS broadband business here earlier this year, so I had asked him to do a presentation, kind of stand up, talk about the strategy. And he said, "Gosh, I don't know. We just talked about it at the last town hall. What am I going to say?" I said, "No, you've got to do it. You've got to be ready to go." And then I canceled him yesterday, of course. (Laughter) So we'll get a chance for German to jump in and go with that here at the next town hall.

So agenda for today. Obviously, we're going to spend quite a bit of time talking a little bit more about the announcement yesterday and then leave a lot of time at the end for Q&A. We've got a lot of questions in over the last 24 hours, so I thank you for that. And we'll

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #2

do what we can to answer as many as possible. And if we don't cover them, send them in and we'll try and address them over the next couple of weeks. We will talk about the third quarter results for a moment, and then try and cover some specific employee topics. Patrick's going to come up and do his best. Vicki Brewster here today, so I'm looking forward to seeing that.

So let's just jump right in with--if I can get this to work--the big announcement here. So the biggest question I've gotten, I think, over the last 24 hours was why are we doing this and what's wrong with the path we're on today? And the answer to that is there's nothing wrong with the path we're on today. We've weathered a lot of storms over the last 10 years. We've made a lot of moves. We've assembled what I think is the premier company in this industry. And in particular with the strategic moves we made last year with the acquisition of Ruckus and Brocade to really set us on a path towards diversifying the company and building a stronger enterprise business, I feel really good about where we're at and where we're going long term.

What I can tell you is when Eddie Edwards--Eddie's the CEO of CommScope--and Frank Drendel, who's the Chairman, when they approached us a couple of months ago, they had just completed a very extensive strategic analysis of their business, and I'll talk more about their business in a minute. But as they looked at their path forward and how they strengthened their engagement with customers and how they continue to evolve the company, ARRIS came up as the only name, really, on the board as far as really moving the needle and allowing them to accomplish their longer-term goals. So they approached us, and we spent some time trying to understand their business and where they were coming from.

And as we reflected on it and understood it better, what I found was it really is fulfilling and accelerating the strategy that we're on today. And so what is that? So primarily it's around diversifying the company and building that enterprise business, becoming a really strong supplier into enterprise, complementing the business we have with our service provider customers, and then ultimately becoming a much stronger wireless technology company. If you think, again, long term, long term these days being 3 to 5 years, the importance of wireless and the connection to the consumer over a wireless connection is just going to continue to increase. And I always say behind a great wireless network is a great wired network. And so the combination of the assets that we have, I think, is right on point to where we need to be long term.

But it really looked like an opportunity to accelerate those strategic interests. And so we said, "Great. Let's roll up our sleeves and really understand what this might look like. What is it going to look like for our customers, for our employees, for our shareholders? And is it the right thing for us to do? Is this now the right time for this big move?" And we really feel it is.

So that's as simple as it gets. That's how fast it's evolved. And about a month ago, we came to terms on what we think the outline of a deal would look like, and then we've been heads-down for the last month, pulling together and finalizing the negotiation, getting the agreement in place, and it all culminated yesterday with the announcement. Both Boards approved the deal on Wednesday, so we did a full review with the Board,

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #3

looking at the merits of the deal, the value of the deal, those sorts of things, and got that approved Wednesday afternoon.

So Dave, I don't know. Will you want to comment a little bit on your thoughts on the deal here?

David Potts:	Sure. Before I begin, a shout-out to Stan Brovont, Bob Puccini, and Patrick Macken for carrying the water, as they say, over the last few weeks. I don't think you've been home for a little while, Bob, but I guess you can go back to see Judy tonight, which is good. But thank you very much. It sure was a hell of a lot of work you guys had to do for us.

I'll try to do this without crying. It's hard.

Bruce McClelland:	This is a bittersweet moment for many of us and many of you, I'm sure. Gosh, you just think about the--in fact, I was telling the story earlier. My first meeting with ARRIS was in this room in 1999. I came into a town hall just like this, and I snuck into the back and sat at the back of the room. I wasn't even with the company at that point. I came down to interview, and there were some really tough guys, this guy named Dave Potts I had to interview with, and this guy named Jim Lakin, for those of you who know Jim Lakin. That was tough. He said, "What do you--you don't even know what you're talking about."

David Potts:	The first time I came into this building, they hadn't built the roof yet. It was a concrete slab, and we were looking for a place to hang out. And so a reverse commute for Stanzione and ourselves. That's why we're here, because it was a little bit easier on the traffic side, and it was $7.00 a square foot, which was also very good.

Bruce McClelland:	But this is not a sad day, right? This is not. It's a continuation of the journey.

David Potts:	It is, it is. It's bittersweet from that perspective, but as I told my folks this morning, I'm 1,000% behind this deal. For those who know me, I come to work every day for three reasons. One is for my customers, my shareholders, and my employees. At the end of the day, that's what we do.

So from a customer perspective, we're incredibly relevant to our customers, as is CommScope. They're incredibly relevant to their customers. And combined, we're even more relevant. So Bruce has had all sorts of conversations over the last 24 to 48 hours with the Peter K's of the world and the folks who head Verizon, and we just are that company that is very, very relevant. And combined, we're even going to be more so. So I'll tick the box there.

For our shareholders, we've been kind of stuck. We've been in the 20s for a while, and despite the fact we really do have a very good story, it's just difficult for us to kind of get that next step forward, and combining the assets is really a good thing. Obviously for current shareholders of ARRIS, you may have noticed the stock is above $30 and the price is $31.75. If you go back to where we were pre the leak, it was $22, so it's 40% up. You have to argue that that's not a bad thing for shareholders. And for shareholders going forward, again, the unlocked value that's in this company is just incredible, and it will be just wonderful, ultimately, for the shareholders forward.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #4

And for employees, you guys are going to be, and we'll all be part of something that is going to be a far greater company; again, a more relevant company. So it's better for us all.

Some of you have come to us through various acquisitions, and Lord knows we've done quite a few of them over the years as, by the way, has CommScope. They've done three transformative acquisitions themselves. So the coming together is really a good thing for all of those three constituents. So I can tell you I'm 100%, 1,000%, behind that. In fact, one of the advocates of, "Let's just really try to see what we can do to get this thing together."

Culturally from what I can see, the companies are very similar, the people are very similar. That respect, that tone at the top, the integrity, the customer-first attitude is there. So I'm incredibly pleased just to think what we're about to go to.

But for me, it is bittersweet, because it's kind of a little bit of an end of a journey but really, the beginning of a new one. So my cruise ship might have a different logo, but it will continue to sail.

Bruce McClelland:	All right, thanks, Dave. (Applause). So one of the other questions I've gotten over the last 24 hours is, "So what's up? What's going on? What are you doing?" And what I can tell you is we're only just starting the integration process between the organizations. We really needed to get through the mechanics of the deal and those things. And what their Board has told us, what Eddie and Frank have said, is the leadership team within our company is crucial. And in fact, as I go through a few slides here, you'll see there's really no overlap between the companies. And so this is not maybe some of our traditional acquisitions, where we try and really have to do a lot of work integrating organizations, driving synergy out of the business, et cetera. This is a very complementary acquisition, and the leadership and the management team and our customer relationships--they're crucial to the deal. The deal doesn't happen without us, frankly. So that tells you where my head's at, and we'll map out the details around that, the integration, the organization--all those things--over the next several months.

I know, again, as their management team has looked at our business, I think they organize very similarly to the way we do. It's a business unit-oriented organization structure. They do that for good reasons, the same reasons we do--to have focus on the customer, focus on the technology and the business, try and drive decision-making as deep into the organization as possible. So I'd be shocked if we all of a sudden said, "Well, there is a different philosophy that will work better." So more on that as we get there, and I know it causes questions for everybody, and I understand that. You've all been through this before with us, so hang in there, and we'll get you there.

Dave, any other thoughts on the reaction in the market yesterday and today before we jump into the rest of this?

David Potts:	So sure. You may have noticed that 80 million shares traded yesterday, where we usually do 1.5 million. Did anybody kind of notice that? So what happens--and again, I've never been in this position--but there's a group of investors called ARBs, who come in and they try to play very short plays on the stock. So knowing that the price was set at $31.75,

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #5

they've come in, they took our stock price up to about $30.50--I forget what. $30.60, Bob, something like that. And so they're now playing it to the end to see what actually happens to the stock. I suspect some of our longer-term holders might have traded out. Again, I was telling some folks this morning if it was me and I owned the stock and came in maybe at the mid-20s and I can sell it yesterday for $30.50, if the deal for whatever reason--which I don't think, I think it will absolutely close--doesn't close and the stock probably goes down, they can come back in. So it's just a natural rotation of the stock. Generally, the reaction that we've had from our shareholders was positive to the news that they have. They believed it was good value, and they believe also the combination is a good thing.

Yesterday you'll notice that CommScope's stock went down quite a bit. You may have also noticed that at the same time, both companies announced earnings. And if you actually looked at the earnings that they announced, and probably equally important, the guidance which they had for the fourth quarter, their guidance was less than what they told the Street 90 days ago. So I think it was kind of a bit of a mixed message. I think the deal itself, with the 30% accretion, was seen as a positive thing, but the underlying business that they have was probably not viewed quite in the same way. And we'll get to it in a second.

Probably the other thing the shareholders were looking at was the structure of the deal which was done by CommScope, which I believe was incredibly well put together. The amount of leverage or the amount of debt that they'll have on the business is high, and they're actually used to doing that and they'll pay down debt rapidly. But they brought in a company called Carlyle, who is a private equity firm. Some of the history of CommScope is that they were actually at one stage part of General Instruments--who knew that, right? They were spun out. They became a standalone company. They were bought by a private equity firm called Carlyle, taken private, and then they became a public company again as Carlyle essentially made their money on it. It was one of their best investments of all time, actually, and came back out and they're the public company that they are today.

So as part of this, Carlyle saw the real vision that Eddie and Bruce have for the company, and they've put $1 billion in, essentially, in a type of equity investment into the company, which is just tremendous support in the marketplace for it. So you have smart money into the deal, if you like. And so I think the marketplace probably liked that quite a bit. But the fact that the results were lower, I think, is something that's transitory and that, too, shall pass, and I think you'll see that stock find its way in the opposite direction in a little while.

We have the integration work to do. Obviously, to be able to say what it is. Then there has to be a plan that's given to the Street to say where we think we can go to as a combined company. And it's not a 1- or 3-month thing; it's really a longer-term journey that we'll get to, and I think it's just going to be a tremendously valued asset at the end of the day.

Bruce McClelland:	Great. Thanks, Dave.

David Potts:	Sure.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #6

Bruce McClelland:	Yes, I think Dave under-called the investor reaction yesterday. It was very positive from people who really saw the value of what we've done here and a lot of really positive calls.

So happy to take more questions on this at the end. We have some questions in early as well we'll go through. But what I'm going to do now is kind of give you a quick overview of the CommScope business. And it's the first time I've presented a CommScope overview, so we'll see how I do. You can criticize me later if you like.

The fundamentals that drive the investment in their technology and their products is the exact same fundamentals that drive our business--the constant need for more bandwidth, which you're heard us say over and over again; continued growth around exponential increases in bandwidth consumption to drive all types of connectivity, all types of services, whether it's consumer residential broadband or enterprise connectivity into businesses like ours. That fundamental need for more bandwidth is what drives their products and their business. And again, as we looked at it strategically, that's why we felt it was really aligned. It's not like we just went off and bought a car company. This is really aligned with where we're going in the long term.

The second thing, again, as I mentioned earlier, that drives investment in their technology and products is that wireless connection to consumers. And as you'll see in a minute, they actually have a bigger presence around some types of wireless technology than we do today. And again, why we think that's very complementary.

Their core markets that they focus on today--eventually we'll say "we," but I'll say "they" for now--again, around that wireless infrastructure. In fact, if you think of the customers where they have their best relationship today, it's the big telcos and the mobile carriers. AT&T, as an example, is their largest customer and best relationship. Actually, one of the reasons they were down, though, so they go up and down, just like our customers do. But that connection with consumers through those big wireless 4G networks--that's one of the core places that they're focused in the business today.

The second is around data center. The connectivity, all of the cabling, the infrastructure, the cable management, all those things that go into a data center--another big area that they're focused in today. And in fact, when we talked about the professional services business that we have with big data center companies like Google, like Apple, like Facebook, they got really excited about that. And so we're selling professional services into those markets today--design, installation, management of the network. And they're providing the other end of it, the products that go in there. And so we really see opportunity for us to do more together.

One of the big data center networks in the world, of course, is the federal government, and they have a pretty strong relationship into the Fed. And of course, if you've followed some of the discussions we've had with the Ruckus portfolio, today we're selling our switching platform into the Fed. In fact, the US Navy has standardized on the Brocade ICX switching platform, really across all of their installations around the world today. And so we really see an opportunity to--in fact, just to complete that story--we've been on this path now to get the wireless portfolio certified so we can sell it into some of the restricted portions of the Fed. Of course, as a UK company, there's a whole process you

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #7

have to go through to do that. So if we come back as a US company, which is a part of the deal as well, we end up coming back as a US-based company, we can now leverage the channels that they have into the Fed as well and really expand that business.

They do a lot of work in commercial buildings, so buildings just like this--big high-rise buildings--and again, a whole variety of different products that get sold into that space. One of the important product lines, though, is a capability called DAS. It's an ability to take the macro cellular network and bring it indoors and be able to basically create a repeater environment so you get better coverage inside. And of course, that's an area we're focused on with, again, the Ruckus investment we're doing around small cell, and it's kind of a next-generation version of this access system called DAS.

They're the world leader around DAS today. I think they have 75% of the footprint, and so that relationship into these big commercial buildings is, again, something we think we'll be able to leverage. And think of it as an evolution from an analog-type implementation to a digital implementation over time. And again, something that both of us are investing in, and we think we can be stronger together.

And then finally, around wireline networks. Again, they're one of the big suppliers of everything that we don't supply today. So imagine a cable network today where we have the CMTS, we have the optical transmission equipment, we have the fiber node, we have all the active RF equipment in the network and in the modem in the home. All the other stuff that connects that together--that's what they supply: fiber optic cable, CoAx cable, connectors, fiber management--all those things that go with it. And so they're a very important supplier into both cable and telco and any type of fixed wired network, whether it's a traditional service provider or other areas.

So you just kind of get the sense of where the engagements are, where the touchpoints are. And our goal is going to be to go leverage that and try and cross-sell and improve the relationship as much as we can.

As Dave mentioned, I've talked to probably a dozen CEOs here in North America, a few in Asia-Pac over the last 24 hours, and they're very supportive of this. They see this is as strengthening of some of their key suppliers, the ability for us to invest more together around their initiatives. And as the industry has evolved and consolidated and some of the technologies become more fragmented, that's crucially important to them. So we've gotten a lot of support from them from what we announced yesterday.

A few of the big data points, the metrics on their business today. One interesting thing is they're very vertically integrated, and Eddie kind of mentioned that on the call, I think, yesterday. They have a variety of factories around the world, from China to Mexico to North Carolina, and they're very vertically integrated is how they've been able to drive cost out of their products. It's how they've been able to differentiate and really innovate and have that edge. So you might think of some of the products as commodity, but at the end of the day, the difference between winning and losing is around the edges and the differentiation in the products. And so that's what they've been able to do and really implement.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #8

And frankly, they have a more profitable business than we do today. If you look at the profit of their company compared to the profit of ours, theirs is better than ours is today. It's why they have a higher valuation than we do, and it's the reason they're in a position they can acquire us as opposed to the other way around. We probably couldn't do it the other way around, given where our profitability is today. So even though our revenue's higher, they generate more cash off of every dollar. And of course, that's what we need to do together, is do that even more.

So you can see the headcount. I think they have 22,000 employees around the world today. Again, it's a whole mix of professionals, sales, office staff, R&D, factory workers. It's a whole variety of different talent within the company. And they cover a broad set of customers around the world. They sell both direct as well as through channels--again, very similar to how our business operates today. And of course, one of the early things we want to do around integration is make sure we're really thoughtful about those channel partners in particular and make sure we don't disenfranchise them. Ultimately, we want to sell more through all of our different channel partners.

I will say back last year when we were successful in acquiring Ruckus, they were very interested in that business as well. And the thesis around being in both the licensed spectrum as well as unlicensed, the WiFi business, was very interesting for them. And so they were already thinking about how this would augment their existing business and how do they nurture that and grow it together.

This is a real busy slide. It was in the deck, in the investor deck yesterday. I'm certainly not going to talk to every point on the slide. But as we, again, engaged with the CommScope leadership team and thought about the strategic nature of where these things come together, these were the things we were thinking about. Is there a fit from a company culture perspective? From a long-term strategy where we're investing? The stuff I talked about as far as broadband and wireless driving both businesses? Can we envision the combined assets creating a much stronger portfolio for all of our customers, were all the things we were thinking about. And we really believe that. We think that the complementary nature of the portfolios will allow us to do more together than we would individually.

From an addressable market perspective, if you add up the areas they're focused in today--the technologies, the areas that we're developing and growing into, it's a $60 billion market around the world. And as a combined company, we've done about $11 billion in sales. So we're capturing almost 20% of that addressable market, which means we're a big player. We're going to be able to influence where the industry's going, where the technology goes. And yet there's room for us to grow into a much larger presence going forward.

From a financial perspective, again, Dave mentioned there's going to be a lot of debt in the new company. We're borrowing a lot of money. Think of your home. If your home is worth $400,000, you just borrowed $380,000 or something like that. So we're going to be really focused on the cash generation capability of the combined company and paying that debt down quickly.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #9

David Potts:	And the debt that they were able to get is very similar to what we've done over time. It's something called a Term Loan B, which they go get banks to essentially give them all sorts of money, and it's in a LIBOR plus 2.50, which is a very good rate, remarkably good. $5.5 billion in that market, which is great.

Bruce McClelland:	Even for Dave, that's real money.

David Potts:	That's real money, yes. (Laughter) A buck-fifty's real money, too. $1 billion, again, from Carlyle. Then they have something called an ABL, an asset-backed loan, which if you go back one step in our history, we had one of those as well. But essentially, it's an $850 million line of credit similar to what you might have on your home. But the assets backing that are inventory and accounts receivable, so they basically, what, because they're such liquid assets, they were able to borrow against it. Out of the gate, so they want to borrow against that, the amount of debt that they've taken on should be able to start. But it's really, really a very good and sound financial structure that's behind it. So kudos to the gang there.

Bruce McClelland:	I will say the only way that $1 billion happens is if we keep executing. You look backwards and say, "Yup, the companies have generated $1 billion together over the last 12 months." But frankly, that doesn't matter; what matters is generating $1 billion-plus going forward. So if I forget to say it at the end, which I won't, but there's nothing more important than focusing on the business we have at hand and executing on everything we have going on today. If we don't do that, if we get distracted, this gets to be more difficult. So we've really, really, really got to do our piece and deliver on what we've told them.

Dave kind of covered some of these things already, so I think everybody's seen the purchase price, $31.75. Again, good reaction from shareholders in general. So the total purchase price, so if you take the number of outstanding shares, multiply by the $31.75 and then add our existing debt, which is $2.1 billion, you get to a total purchase price of $7.4 billion. And again, even for Dave, that's a big number.

They're borrowing a big chunk of that, and then we're getting the $1 billion from Carlyle to help finance the deal. And Dave said this. The Carlyle investment is huge, the endorsement that that gives the company. These are smart investors, so Dave and I get to spend a lot of time with these folks. These guys are Harvard grads. They do this stuff for a living. They look at thousands of different opportunities how to invest their money. They represent very wealthy people, institutions, endowment funds, all these things. And they're looking for where can they put their money to work to get a good return. And they could put their money into anything. And putting $1 billion into this company with a long-term horizon--you know, that money stays in the company at least for, I think, 4 years, likely 7 or 8 years and maybe more, who knows? It depends on the return. That's a big deal It gives us a stability with our investors that, frankly, we don't really have today. All of our investors are, they're mutual funds, they're hedge funds, they're a whole variety of different things. We don't have an investor like this in the company today.

David Potts:	And we've met them along the way. One of the guys who's a Lead Director, Bud Watts, was with Carlyle. He's since retired, but he is the Lead Director on the Board. There's two

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #10

other Carlyle guys: a fellow by the name of Cam Dyer, who we know from all sorts of other discussions in life, is a lead investor for Carlyle. These are really good guys.

But the kind of diligence they do is--I'll put it to you this way--if you were to try to buy a ski resort, if they were after a ski resort, they're looking for how much it costs to actually have the candy wrapper in the chalet on the top of the hill. They want to know down to that kind of granular level of what's involved in the business. So they're done that diligence, basically, on CommScope and us to get comfortable to put $1 billion into the business.

Bruce McClelland:	I will say, at the end of the day, business is done between people, and so there's been a lot of getting to know each other and kind of back and forth and looking in each other's eyes to make sure we're committed and we're going to make this thing happen. So that's really important.

So what does the combination look like? 30,000 employees around the world. We're at a little over 8,000 today. If they're at 22,000, we'll be at 30,000 strong, which is an amazing number. Presence in 150 different countries. Again, $1 billion in cash flow plus, hopefully. Again, our historical revenue, if you add our revenue to theirs over the last 12 months, is a little over $11 billion, so it's a major, major company that's generating about $1.8 billion of earnings power together. And from an R&D and innovation perspective, that's--frankly, that's all that matters here. The products we have today will be obsolete 5 years from now, so the $800 million we're going to invest in R&D going forward is just crucial. It's crucial to the long-term success of the company.

And the fundamentals that we worry about today--are we investing in the right technologies? Are the customers that we're working with the right customers? Do they have a business model that's going to be successful long term? Those are the things we have to worry about going forward. It's all that matters at the end of the day. But again, both companies invest a lot around innovation, and it's what we do. There's a combined portfolio of almost 15,000 patents together, which again, protecting our innovation, intellectual property, is really, really important.

Now I get into too much detail, so I'm going to skip these fairly quickly. But if you think about the different types of markets that we're trying to address, so on the one hand, the core business we're in today--residential broadband delivery. Again, I kind of painted that picture on where we're in that network today and where they're at today and how we bring those things together into a stronger long-term portfolio. Of course, there's a big evolution happening with our core cable customers over the next several years as they transition from this big broadcast pay-TV network that we do a little bit of broadband on towards a much more distributed architecture, where most of the network's doing broadband. And we're moving from an analog fiber distribution network towards a digital fiber distribution network, so they can do a lot more things on their fiber network--more than just TV, more than just broadband, ultimately to do wireless connectivity at the endpoints.

And again, as you think about the strategy, the two companies coming together and where we're focused, is right on top of that. So that residential broadband thing is a big

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #11

deal, a lot of innovation and changes happening over the next several years. And I think combining will give us an even stronger presence.

Similarly, in the middle, there again, they're big in public venues and enterprises. So public venues, as an example, which I get the pleasure to do once a year, Daytona Raceway, they did the whole DAS network, all the mobile connectivity in the Daytona network. They put all that equipment in. We put in all the Ruckus WiFi equipment. And so the same venue, same objective, different technologies, but same customer set. So I think we can do more together as we bundle those technologies and products.

And then again, as I mentioned, enterprises like ours--the WiFi now, from our Ruckus team, we have a nice Ruckus access point in the room over here. So we should flash that up later. Got rid of that Aruba crap that we had. (Laughter) I got a lot of flak over that, by the way. And we have ICX, which is in the building here as well, so we're using our own products. Anyway, as we combine together, just so much more we can do. We just have a much bigger portfolio of stuff that we can enable our sales team to go sell.

And then finally, which I think is even more strategic for the company long term, is how do we become a big player around mobile and wireless? And again, we've got just a fingertip start from a CBRS-LTE small cell perspective. They have a much bigger presence. If you're driving down the street and you see the big mobile towers with all the antennas at the top, that's what they do. A lot of that is their equipment, their technology today. We're both investing around coverage. In building coverage, again they're a big leader around DAS equipment. And as that moves from analog to digital, it's a huge opportunity for the combined company going forward.

So again, at a real superficial level, those three areas is what we're thinking about, about how the company becomes much stronger together in the long term.

So what does that look like? We're addressing a $35 billion market. They're focused on about a $25 billion market. And again together, the opportunity is to go after a much bigger pie--piece of that big $60 billion pie, long term.

Their history Dave mentioned, kind of similar to us. They've grown through organic investment and inorganic acquisitions and have done a number of really transformative things over the years. Again, as Dave mentioned, their roots go back to the early days of General Instruments. They were the big infrastructure provider group within GI. And Motorola Home, that is now part of ARRIS, was the other part of that company. The third part was a silicon division, which spun out as well. And so that's where they started life, really, is kind of spun out of GI and have gone through a number of acquisitions. The Andrew acquisition was important. That's where the big cellular antenna technology came from and a variety of others. The most recent one which was really large was BNS. They bought the Tyco connectivity business and really transformed that and grew that business.

So they're good at this as well. They're very thoughtful, as I hope we have been as far as these integrations. I don't want to come across thinking there's no impact. Whenever you put two companies together, there's going to be impacts across the organization in different areas. We don't have that detailed plan yet. I can tell you we'll be transparent

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #12

and thoughtful as we go through that and recognize the impact that we're causing within the organization.

Long term, if the company's not healthy, if the company isn't growing, we're not thriving, we won't invest. You can't invest as much. There's not as much new things to do; there's not as much opportunity. So long term, it's really, really important that we continue to look for ways to really make the company stronger and thrive long term, and that's what we're trying to do here which, hopefully, this slide says some of that.

So the customer and the customer feedback's been really positive. We've gotten the questions you would expect to get, frankly. What's happening with the CPE business? That's been one of the big questions we get. And certainly, the questions we've gotten from employees.

And I know Eddie talked about this on the call yesterday--I did as well--that they're not buying a piece of the company; they're buying the whole company. And we've spent a lot of time with them, going through each parts of our business and helping them understand not just where we're at today, but what we're trying to accomplish over the next several years. And frankly, they're really excited about where the CPE business is going. We've had a lot of headwinds the last 18 months, as many of you here in the room know. And we're fighting it off. I really think this business gets better, longer term. And while pieces of the business, the transition around pay-TV and video, has impacted portions of it, other portions are going to grow. The technology upgrade cycle is going to drive a significant wave of investment around our products. And again, as the network moves more from wired infrastructure to wireless and the vision around 5G technology really happens, that's a great opportunity for us to grow our portfolio. So we'll be in the network side and on the CPE side of that.

So again, long term, I think it's good for all of our constituents and, frankly, as the Board reviewed the deal, this is where we spent the most time. This isn't just about getting the best price. It really is around what's going to be good long term for employees, what's going to be good for our customers and partners and yes, for our shareholders as well. And in fact, as a UK company, we have been--Patrick can talk about this, maybe, for a minute--we have an additional obligation as a Board of Directors to be looking and thinking about each of the constituents. Do you want to talk about that, Patrick, for a minute?

Patrick Macken:	Yes, so when you think about it, lots of times in the US, everybody says, "Well, it's just price, price, price, and that's what, when we go into these, that's what we're looking at." Wrong box. (Laughter) This box over here. We have to stand here, we're told. It's a small box, so it scares me. Anyways, I don't like to be that close to you, Bruce.

Bruce McClelland:	That's fine.

Patrick Macken:	So when you think about it, price certainly is a big thing. We're all, hopefully, we're all shareholders, and so yes, that is. But under the UK system, they say, "Listen, price isn't everything." And so when you go into these transactions, you need to think about what are the other constituencies involved? And those certainly involved our customers.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #13

What's the impact to them of the transaction, and is this in their best interest to go forward?

But then another key one is employees, and so the Board took a very thoughtful approach in looking through--and we'll talk about them in a few minutes--what does this mean to all of us and is it in our best interests as well? So I think would the Board have done that anyways? Yes, I think they would have, in our Board. But from a UK perspective, I will tell you, they were very focused on it, and we had a lot of good discussion sort of how those aspects came to be.

Bruce McClelland:	Thank you. Okay. So I'm going to kind of flash through third quarter results, which could have been better. So back to executing and doing what we said we're going to do. In fact, if we'd had our earnings call last night--which we were prepared to do; we were set to go just in case; you never know if these deals happen--it would have been a little bit of a tough call. And maybe, Dave, why don't you summarize the highlights here?

David Potts:	Sure. So I guess the highlights are we did $1.65 billion of revenue, which was below the guidance and the consensus that was in the marketplace. It wasn't hugely below, but it was below. And a couple of quarters in a row, we've been in that place. We did have some parts shortages which impacted it, but generally, just the velocity wasn't quite at the rate that we thought.

Our earnings of $0.68 of non-GAAP earnings was in the middle of our guidance--actually, a little bit above. Despite the lower sales, we got there. Again, we had a pretty good mix from software licenses sales that we had, so we got there in the earnings, which is probably more important on the revenue side. But again, a little bit choppy. But down from what we had predicted probably 9 months ago, that we thought we would have been a bit higher. So to Bruce's point, we're doing okay, but the execution side of this is huge--very, very important as we get into Q4 and then into next year.

On sort of the customer side, again, tremendous velocity in the international marketplace, which we want to keep up. And we are starting to see some of that mix away from traditional set-top boxes into the broadband piece and the customer piece.

Cash--I love to talk about cash. I thank you all. We actually had a very good quarter of $221 million of cash from operating activities. So after all is said and done, when we look at the income statement and what we had to use for inventory and AR, we put $220 million more in our bank account when we were done. And we had been a little bit slow out of the gates this year on that because we had a bit too much inventory.

If you look at our financial statements, our inventory declined just under $100 million quarter on quarter, which was very, very good. So I thank you all for the execution and that continued execution into Q4. Let's try to take a little bit more off of that and continue with the cash generation.

And ultimately, when we transition into CommScope, with the debt that they have, similar to when we bought Motorola Home--you remember we had quite a bit of debt, and I talked about the importance of being able to take the cash to reduce the debt. The way to think about it is that every dollar that we generate that reduces the debt will

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #14

actually increase the shareholder value. That equation will just come true. That value will shift from the guys who lent the money to us to the shareholders. It kind of gets into about 2.5 or 3 turns of leverage is where that plays into. But for the near term, that cash generation and paying down debt will be important. So that focus on the cash flow is a big, big deal. Let's just keep that in mind.

Bruce McClelland:	Yes, thanks, Dave. So just a quick look at each of the segments, network and cloud. We, again Dave mentioned, we had a pretty good mix of products. We were at what, just over $450 million in kind of the infrastructure products, about $73 million in software and service sales in the quarter. Demand, in particular for AT, for our HSC products, just remains extremely strong.

The challenging we have is figuring out exactly what people want. Getting forecasts around the HSC equipment and the different variations of the product and the different wavelengths continues to be a challenge. Our factory down in Mexico where we're building most of these products now is jammed full. We've hired a lot of people. We've expanded the footprint there. And we're always kind of chasing parts to be caught up, and that was part of being a little short in the quarter. But it's just great to see the demand around those products as strong as it is. And in fact, one piece of the portfolio, the RF equipment, which is the outside plant active RF equipment--demand around that has doubled this year, which we didn't predict, which is one of the reasons we're constantly chasing for parts and things like that.

So obviously, the cash generation off this business is crucial for the company. You can see the profitability, 35%. 35% of every dollar kind of flows towards the bottom in the business, and really, really important that we continue to do well here. The team's been ramping the second gen. We call it Gen II chassis line cards. It's taken us a while to get up to full speed on that. I think we're there at this point, and we're chasing business all around the world to go out to the 9,000 or 10,000 chassis that we have out there that are all Gen I and upgrading all of that to Gen II. And that's where a lot of that business comes from over the next couple of years.

We've had some good progress on this distributed access network I talked about a minute ago, this evolution towards digital fiber transmission, the product called Remote Fi. We have some great announcements with one of the lead customers we have over in Europe. We have a trial now underway with Charter, which is really, really important. And then we continue to support a whole lot of different activities at Comcast on this as well.

The CPE business, I think we did--the number's not there--if I remember right, $942 million from writing sales for Q3. That was down a little bit from the second quarter, but we knew it was going to be down, as we're ramping our new DOCSIS product, something called XB6 you guys might know about here a little bit. And getting that over the finish line, getting a commercial deal with Comcast done, and now starting to ramp that product. So I'm glad we're there at this point. Still plenty of things to do. My friend Eddie over here moving production around and moving it out of China, whatever he's got going on. And Brent said we're on track--I think that's what you said, right? I don't think he actually said that, but anyway, we're on track.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #15

So a lot of things going on behind the scenes with the CPE business. We've communicated to investors that we think this business will run successfully at about $1 billion a quarter in sales with high upper-single-digit contribution margins. So 8%, 9%, 9.5%, 9.9%, that sort of level. And that's the target we have for this business going into next year, and I think it's definitely doable.

We're finally coming out of the back end of, gosh, the pressure we've had around memory on this business, which has really, really impacted profitability. Towards the end of third quarter, we saw deals now starting to happen for memory at lower prices, which is, again, has not happened in 2 years. And we expect that to actually accelerate as we get into 2019. And, of course, the challenge is to keep as much of that in our pockets and not in our customers' pockets. So that's the challenge for the sales team for the next year. So that's what the CPE business was in third quarter.

And then enterprise networks, there's a little bit of a confusing story here. We actually didn't have to tell it to investors, which was good. But actually, the business in the third quarter was great for both Ruckus and for the I6, which business, another record quarter. We sold $189 million of this product line in the third quarter, which was really, really good. We did have a bit of a catch-up on how we were doing revenue recognition or accounting for some of the discounts in the first half of the year. Not to spend a lot of time on this, but this is a multichannel distribution model as we sell to thousands and tens of thousands of businesses. And the discounting structure is somewhat complex. We didn't get it right in the first quarter and the first half of the year, so we had to make an adjustment in the third quarter. So the actual results were $9 million less than what we actually sold, so it was kind of a one-time adjustment, which is in our public stuff, but we didn't have to go through this with investors, which was good.

Long story short, really, really solid third quarter from our business, the enterprise business.

So kind of last thing before I ask Patrick to come up and talk about a few topics. Bonus for the year, we're kind of where we were last time I gave an update. I'd say we're below 100%, still. Third quarter profitability was just about where we predicted. We have a lot of work to do in the fourth quarter to end successfully, and we'll see where we land. But right now we're kind of in that yellow-gray area, if you will.

As part of the deal we have with CommScope, we've made sure that they are supportive of the bonus program that we have, and it's written in the contracts that we're not going to have any issues around that or anything. It's kind of business as usual on the bonus program, and I think I stole one of Patrick's points on this slide. So again, I'll say there's nothing more important than continuing to execute on the business and doing what we've told people we're going to do.

Okay. With that, let's talk about a few employee topics, and Patrick will come up and we'll tag-team a little bit.

Patrick Macken:	Sure, sure. So--

Bruce McClelland:	Or Vicki is on the call.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #16

Patrick Macken:	Obviously, I was going to say. So Vicki can't be here, so I'm sorry for that, because I won't do the justice that she could, certainly, to some of these topics. But I'm also excited because it's not often Legal gets to come up and talk about exciting things. (Laughter)

Bruce McClelland:	I'm actually a little worried about the legal guy up here, so I'm keeping an eye on him.

Patrick Macken:	It could be tough, but we'll see what we can do. But it also gives me a chance, because this is an exciting time for us. Dave is right; in some ways it's bittersweet. But this is--man, this is the start of another leg of our journey, and I know I'm very excited about it myself. And it also gives me the chance to today, at the beginning, thank some folks.

I think there are two other groups that need to be thanked. One, first of all, is all of you in the room and all across everyone listening to us, because it is the hard work that you have put in, building this company to where it is today, that got it so that CommScope looked and said, "Hey, listen, this is something we need to be a part of, and we need to bring them into our fold." So I would say thank you all, because without you, this doesn't happen as well.

The second group would be, as Dave and Bruce have mentioned, man, it's been a crazy month. These things are a lot of long hours, a lot of long days trying to get through them. Dave mentioned a few of us at the beginning. It's a bigger group than that, and too many to name everyone. But doing all that while you're trying to keep the trains running on time and keeping the regular business going--I can't thank you enough, because it really got us to where we are. And of course, this is just Step 1, so now we get to move on and get into the next step of looking to integrate.

So lots of questions; we recognize that. Everybody's wondering, "Hey, what does this mean for us?" As Bruce has mentioned, we're just starting with this, so we don't have all the answers today, but there are some things that we know people have been raising that we thought we'd address.

So you do have Legal up here, so that means I get to start with a disclaimer as well. So listen, we've got folks all across the globe listening in to this. There are sometimes that situations might be unique in one place or another. So can't go into all of it today, so I'm going to talk high level. There may be little nuances in places that may impact people. As we get the detailed FAQs out, we'll go into those. But that's sort of one of the things that I want to make clear as we go.

From CommScope's perspective, they're going to honor service dates. So when you walk in the door, if you've been here for 12 years, from their perspective, you've been at CommScope for 12 years. So for things like PTO and those areas where that seniority or your service time matters, they will continue to honor that piece. So I think that is something that's very good for everyone.

All right, so now let's get into the real meat and bones. So what's going to happen to base salary, what you're getting paid today? What the agreement says and what we're going to do is that at least for the first year, they're going to continue to honor those, where your base salary is, your hourly, your bonus opportunity--all that continues on for a year after

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #17

close with no issue there. So what does that mean when you get to the next year? Doesn't mean it's going down. It just means they'll reevaluate and sort of we'll get into their normal cycle at that point. But for the first year from closing, it's the same as what you've got now.

Bruce McClelland:	Well, Patrick, just to clarify--

Patrick Macken:	Yes, sir.

Bruce McClelland:	It's not going to go--it's guaranteed not to go down. Doesn't mean it can't go up. And in fact, you'll talk more about that in a minute.

Patrick Macken:	It could go up, yes. That's right. (Laughter) Same thing is true of benefits again.

Bruce McClelland:	I was wondering what you'd have to say. I know.

Patrick Macken:	That's why you're here, see, to let you deliver all the good news. So the same thing is true of benefits again. So in the aggregate, they're going to continue the benefits at least until January 1, 2020. They are really taking a very thoughtful approach as how they come at this. So they want to look and say, "All right, let's look at what ARRIS has, let's look at what CommScope has. Or do we as CommScope want to inherit some of what ARRIS is doing now?" So when we say January 1, 2020, that just means at that point, that's where they're going to look and say, "All right, what's the best thing to do for both companies?" So that will continue on from that perspective.

So the other question that I know is coming up as we get in towards the end of the year and our normal merit cycle and bonus cycle starts as we get into January, that will continue--business as usual from that perspective. So as Bruce mentioned here, as we get into that, we're not going to take a pause. We'll go through and do what we normally would do and go through that process. And obviously, the HR team will be sending more out about that as we get closer to the time.

And then the last thing I already talked about--obviously, some countries, there may be local law rules that are a little bit different for us. So more information to come is really the headline here. So as we get into integration, we will put together all the FAQs, try to answer all those questions. Keep them coming in. Can't guarantee they're going to be quick answers because some of this stuff just takes a little bit of time, but we will get it out to you. We will be transparent, as Bruce said, in describing what it means.

All right. So now what does it mean for you as shareholder, as an RSU holder? So I think we've talked about this a little bit, but it's a cash deal. So to the extent that you hold ARRIS shares, so you've had RSUs that have vested in the past or you've participated in the ESPP or you went out and just bought shares on your own, when we get to closing, all those shares are going to get cashed out at a price of $31.75 per share. So you'll essentially get a check for that amount, less whatever the US government wants to withhold from it. So that's a great thing.

Your RSUs--so those of us who hold the restricted stock units, what happens to those? Well, the first thing that happens is 50% of them--at least 50% of them--will also get

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #18

cashed out at close. So if they're unvested, so they'll take and they'll say, "Okay, that same $31.75 is going to apply to at least 50% of those." Why is it at least 50%? Because they, for some technical legal reasons, they reserved the right that they may actually increase that. They may cash some more of those out at close, but that's on them.

Even if they don't cash them out, though, what happens to that remaining 50% is they get converted into RSUs to buy CommScope stock. So what we'll do is we'll take it and we'll say, "All right, for each share of ARRIS stock, we're going to use that same $31.75 price and convert it into an equal number of shares of CommScope stock." So if you think about it, and we'll look at what their trading price as we get closer to that date, but if their stock happens to be that average trading price is at $31.75, it will just flip from one share to one share. If their stock price isn't there--it's above that or below it--the number of shares will get adjusted so that you get that same equivalent $31.75. All the other terms--

Bruce McClelland:	Hey, Patrick, just to pause on that. So you said "equal and equivalent," so I just want to make sure everybody's got it right. You're going to get an equivalent number of shares. That's not an equal number, but an equivalent number. So again, depending on what their stock price is relative to our stock price, it will convert into an equivalent opportunity for vesting of those shares.

Patrick Macken:	Correct. All of the terms will remain the same. So for those RSUs that convert over, if they vest over the next 3 years, the same thing will be true, the same dates. All the other terms, including some of the awards, have provisions with respect to it that say, "This is what happens in certain circumstances." All those will continue on. So they will essentially be the same as what you've got now.

Bruce McClelland:	So again, to pause again--not to interrupt you again.

Patrick Macken:	No, no, I can always listen. (Laughter)

Bruce McClelland:	He's doing a great job, don't you think?

Patrick Macken:	I'm shocked. I'm shocked. I'm shocked.

Bruce McClelland:	This is a really good thing. And again, you guys haven't been--some of you haven't been through this on the sell side, if you will. But the fact that our unvested equity portion of it, a big portion is going to vest, get cashed out. Some of it will convert, and then we'll go through another planning cycle with them. That's a great thing. And that's something that's written into the contract that we have.

Patrick Macken:	Yes. ESPP is another one I know people have asked about. We just started the most recent purchasing period on November 1. The answer there is your contributions in, for those participating in that, will continue, and the payroll deductions will come through. What happens after that is a little bit dependent on when we close. And we said yesterday, and I don't think we've repeated it today, we expect it to close sometime in the first half of 2019. It's a little too early to give a specific date, as we have to think through some of the regulatory approvals and our shareholder approvals, et cetera. But if that closing date is after April 30, which is when the current period is scheduled to end, it will be business as usual. So that will end, we'll run it, and we'll say okay, and the

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #19

contributions you've made to the plan will be used to purchase shares at that time. And then when we get to closing, they'll get cashed out for $31.75.

If it turns out that this deal closes before that April 30 date, well, what we'll do is we're going to find a date that will be reasonably, practicably close. So we'll say, "Okay, a couple of days before the closing date, we'll end that purchase period." Again, whatever's been contributed through by you at that point will be used to purchase shares that will, again, get cashed out at $31.75 per share. So I think that should, hopefully, explain some of the questions that have come through.

Anything else?

Bruce McClelland:	You got that one right.

Patrick Macken:	I got that one right? Good. (Laughter) I'm telling you. So next steps, and we've talked about this a little bit, so more answers to come. The HR teams, along with all of the other functional groups, will now start getting together over the next few months and saying, "What is the plan for the next steps? What does it look like?" And so as those come through--already started with the usual FAQs. We've all been through this a number of times--on the other side for a lot of us--so we understand it, and we know what those questions are. Those FAQs are in development, and as we get the answers, we'll continue to feed them out to you. And as Bruce said, we'll continue to keep you updated the best we can, as quick as we can, and trying to be as transparent as possible for that.

Until then, you're going to hear this a lot, and I know Bruce is going to say it yet again--business as usual. You've got to stay focused, keep your heads down, keep working away. It's that work that got us to where we are, and it's that work that's going to continue to help develop the combined companies when they come.

So that's the fun stuff. Now I get to go back to the legal stuff, and this is more my general nature.

Bruce McClelland:	Yes, I won't interrupt you.

Patrick Macken:	But you can correct me. (Laughter) Continue. All right, so a couple of things. It's not unusual--you may get inquiries about it. Certainly if you get anything from reporters, from bloggers--you know, there were several leaks about this that came out in advance--I expect some of that will continue on here, certainly in the near term. Jeanne Russo is our point of contact. So for all of these things, it's important that ARRIS speaks with one voice, and so we want to make sure that we're directing everything into the appropriate people. So for anything from those reporters or otherwise, or even bloggers, make sure that Jeanne is the one to go to from that standpoint.

If it's on the investor side, listen, Bob Puccini handles it all the time. He's our voice from that perspective. So if it's a stock analyst, if it's an investor who's just calling with questions, all those things need to go to Mr. Puccini. And I would say also from that standpoint, if you don't know, just call any of--call Bob, call Jeanne, call myself, and we'll make sure that it goes to the right person from there.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #20

We get it. You're also going to get a lot of questions from our customers, from our suppliers, from all those that we work with on a daily basis. Again, what I would say there is go to the appropriate ELT member. So if it's something on a network and cloud product, Dan is the person, obviously. If it's in the suppliers, talk to Jim Brennan, and they will direct you to the right person or they will take care of getting the right person to answer that from them. But just want to make sure that there may be things that are happening. We want to make sure everybody's got the same information as we address them from that standpoint.

And then this is my caution overall. So it's exciting news; we all like to share things. We like to do especially on social media. I would just be cautious because a lot, believe it or not, there are a lot of people who pick these things up. We all see now, with tweets getting retweeted, Facebook posts, et cetera. So be careful what you say there, because it can be that either, whether it be a blogger, it could be a reporter, or it could be a federal regulator, quite honestly, they may go through those things. And sometimes we say stuff, and when you mean it and you say it, you mean one thing, but you read it back later on, and it doesn't quite look the same way. So let's just be very cautious about that.

The other thing that I've got to remind you is that until we close, listen, this is just Step 1. We've got Steps 2 through 7 still to come, and it's a great start to the journey. But until we get to that closing date, we've got to act as two separate companies. We are not one company. So it's business as usual from that standpoint. And what does that mean? Well, listen, we can't be going through and talking with CommScope around what I'd call competitive information, so pricing, bids, et cetera. These are really complementary products that we have, so I don't see this as much of an issue as we may have come across in past acquisitions we've done, but it's still an important reminder, that we've got to keep those two things separate because we are subject to antitrust and competition filings in the US and several other countries, and that's exactly the type of thing they're going to look at. They want to make sure that until the deal closes, everybody's business as usual and everyone operates as two separate companies.

The other thing we've got to be a little cautious: we're excited, everybody's great, we want to become of that CommScope team, we're looking forward to when that happens. But I would say until it does, we've got to be very cautious engaging with them in sort of anything that would be a joint presentation in front of customers. There may be times we can do it, but you need to come talk to Legal first. We'll talk to CommScope Legal and see if we can make that happen and find a solution from that standpoint.

And then the last thing that's also important is, again, we're excited about it, we want to be part of that team, we want to bring everybody together. But until then, we really can't comment on their stuff. So as you learn more about their products, their offerings, how they do things, it's just not appropriate for us to be going out and talking about that. We're still ARRIS, we still sell our products, we still do all those pieces. So I would say that.

When in doubt, come to Legal. We're here. We're here. We love you. We want to be here for you 24/7. So if there's any questions, shoot us an email, call us on our cell phones if we're not in the office, and we'll get you answers as quick as we can.

So with that, boss, did I say anything wrong?

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #21

Bruce McClelland:	See what I have to put up with, all this stuff all the time?

Patrick Macken:	I'm telling you.

Bruce McClelland:	I was going to twitter out the deal. He told me I couldn't tweet or twitter or whatever.

Patrick Macken:	I was going to say, I think you just said enough with that statement right there why we don't let you do it. (Laughter) I'll turn that back over.

Bruce McClelland:	Is that a--everybody else does it. All right. Okay, I think we're at Q&A. Hopefully, we have some good time. So Bernie, if you can come back on and help us through Q&A.

Bernadette Dunn:	Yes, thanks, Bruce. For the folks on the phone and the webcast, you can enter your question in the webcast panel. In the room, it's fine. Jenna has a microphone. You'll raise your hand and wait for her to come to you. But for now, we'll start with--Bruce?

Bruce McClelland:	We have one here if you--I'm glad you can see me. This is good. Okay.

Bernadette Dunn:	Okay, great.

Unidentified Participant:	Hi. Could you speak about PTO accrual rate and also health insurance premiums?

Bruce McClelland:	Actually, I can't. It's the first time I've not been able to--so we have not done the benefits comparison and everything. As Patrick said, the current benefits that we're on today will continue through the end of next year, through the end of 2019. And I don't think there's any changes on that. What happens after that is still a work in progress on how do we look at, again, kind of the best of both packages and things like that. So that's one of those we just don't have--we don't have a firm answer on that one at this point. But again, there's a runway there, obviously, until the end of next year.

Bernie, there's another one here in the room.

Bernadette Dunn:	Okay.

Unidentified Participant:	Hi. Can you talk about what our customers, big customers, have told you about this deal which has happened? Because I don't think I heard it.

Bruce McClelland:	Yes, so yesterday I talked with Hans Vestberg, CEO of Verizon. I talked with Tony Werner, Peter K. at Comcast, talked with Jim Blackley, Scott Weber, Chris Winfrey at Charter. I talked with--I exchanged notes with Carlos Slim down in Mexico. So I've covered the ground quite a bit.

First I'd say they were a little surprised. I don't think, despite the rumors, maybe they just don't pay that much attention to our rumors, I don't know. But they were a little surprised at it. Both CommScope and ARRIS are big suppliers to every one of those customers I mentioned. Sorry, I didn't mention AT&T as well. And they really like it. They see, again, two trusted partners.

Bernadette Dunn

November 09, 2018

 09:00 AM EST

Speaker ID:

Page #22

Again, the way they go to market, the way their engagement with customers is so similar to ours, it really is kind of a long-term invested in the industry and doing the right thing for customers. So they just saw this as nothing but positive. As an example, Frank Drendel, the Chairman at CommScope and Bob Stanzione, they're the only two vendors on the NCTA Board today, and it's just no coincidence that it's our two companies that are there. So it's that level of, I think, trust within the industry. And they want to know more. Every one of them wants to know more, understand how this is good for them. At the end of the day, that's what they're looking for, but not a single negative word from anyone I spoke with.

Bernie, why don't we take one online? There's another one in the back here in a minute.

Bernadette Dunn:	Sure. So the question, "Will ARRIS continue to work as ARRIS, or will we be renamed and integrated into CommScope?" And then the second part, "Same goes for Ruckus. Will Ruckus be integrated and keep that name?

Bruce McClelland:	Right. So we haven't had a branding discussion in general yet, but we know the plan is to name the company CommScope, so that's going to be the name of the combined entity going forward. We've had a little bit of--Eddie and I have had some discussion on branding, certainly relative to our customers. And so both the CommScope and the ARRIS brand, really, really well known with service providers. So, frankly, we couldn't go wrong with either brand there from that perspective.

With our enterprise customers, they have a brand in a certain segment of the business, and Ruckus has a brand in a certain other segment. And I have emphasized how important that brand is, and I believe the plan's going to be to continue to leverage that. There's just huge value equity around what the Ruckus brand means and what the perception is. So I think that's going to be the plan. That's about as detailed as we've gotten so far on branding strategy.

Another one online, Bernie?

Bernadette Dunn:	Sure. Okay, will ARRIS continue supporting legacy products, especially CPE?

Bruce McClelland:	Yes.

Bernadette Dunn:	Okay. And a follow-on, do we expect any changes to our existing products roadmap?

Bruce McClelland:	Say that again?

Unidentified Participant:	Changes to products roadmap.

Bruce McClelland:	Well, there will be changes to product roadmap. We change it every day, sometimes too much, but again, they're not--it's interesting. They're not coming in kind of experts in our business. We're not experts in their business. And so there's just no question in my mind, they're looking to us to drive the business, to just continue doing what we're doing. So we're going to change a roadmap because we think we should change the roadmap and not because somebody--now, having said that, we are looking for some combination, some real value to putting kind of the smart people together and the technologies and

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #23

finding some new products. So I hope there's some big changes in the roadmap, because we'll find the big, next big thing for us.

Unidentified Participant:	There's such little product overlap that I'm not sure how that would impact it. There's a couple of antennas kind of thing, that's it.

Bruce McClelland:	Right, right. We have one in the back, maybe.

Unidentified Participant:	I wanted to know if we're still going to be going full speed ahead on Business 2.0.

Bruce McClelland:	Yes, so the question is, are we going to go full steam ahead on Business 2.0? So one of the things, again, we haven't done yet is kind of the back-office strategy. And just to give an example, so we're racing down this path to move from an on-premise Oracle implementation towards Oracle cloud. They're on an on-premise SAP system today. And so we do have to map out what this means long term for both of us and what the right path is. For now, we're racing ahead on Business 2.0 and the concepts, the objectives around being easier to do business with, to streamline our operation, to standardize and have less customization--those are all the right goals, still. And it's just as likely we'll end up continuing on that as a combined company. So we don't want to lose momentum. We will be a little smart over how much we spend over the next few months until we really finalize what the integrated strategy is.

Another one online, and then we'll take one in the room here in a second.

Bernadette Dunn:	Yes. Bruce, can you comment on the $150 million in synergies and what that translates to?

Bruce McClelland:	Right. So any time you put companies together, you see this synergy number out there. And again, we've been on the buy side multiple times and gone through this exercise. And what you're looking at is the combination of the companies and what do you need to invest in to accomplish the goals. High level, how are the organizations going to come together and how do you get more efficient? Again, given the lack of product overlap, there's not a lot of business unit integration and those sorts of things. It's really going to be around kind of the core back office, frankly, corporate costs and those sorts of things that we've got to go through to be able to get to a more efficient organization as we combine the companies. We don't have detailed plan around that. We have kind of a high-level estimate on what typically should be able to be accomplished. And there's probably two-thirds of that that ultimately is employment-related costs, and probably a third of that that is product cost-related as we're able to leverage more of our scale buying power across both direct and indirect type purchases.

David Potts:	And things like you don't have two Boards of Directors. You don't have to have duplicative insurance pieces like that. They're just the external audits, you don't have to have two times the audit class, things like that.

Bruce McClelland:	There's millions of dollars just in stuff that we have to spend on, that we both spend on, that we can only spend one time instead of two times.

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #24

Unidentified Participant:	Yesterday on the call, I gathered that CommScope is heavily into manufacturing. Would we--do they have any manufacturing facilities that they own that we might be able to leverage to reduce some of our manufacturing costs in our supply chain in terms of acquiring parts?

Bruce McClelland:	Yes, so the question, if you had it online, is there something we can leverage with their manufacturing? We don't know what it is yet because it's not completely intuitively obvious. If you look at the types of products they manufacture today, they're quite a bit different than the types of products we do. And we haven't done the comparison yet, but I think when you get under the hood and look at the actual technology and the components, I don't know how much overlap and scale we can get out specifically. We've made an estimate, but it's just an estimate at this stage.

Obviously, we're not afraid of manufacturing. We have a big facility in Mexico that is highly efficient and does a great job on our products. Yes, we've recently exited the manufacturing in Taiwan, but that was more around competitiveness of cost. It's the cost of overhead and labor and everything in Taiwan is higher than you can get in mainland China, and so we were migrating production there.

So it's on our mind. We're going to look at it. Again, it's not intuitively obvious, necessarily, where that might come from, but it's definitely something we'll look at.

David Potts:	Mind if I make just a general statement, Patrick? So when you do deals, the focus that Bruce and I and Patrick have had is to figure out how to actually come together and do a deal. It wasn't the integration yet. That's what happens next. So we've had really no discussions about how you integrate finance, how you integrate IT, those pieces. That's what comes in the coming weeks. So it's not that we don't want to answer your questions about benefits and things like that, but you really don't start that until you have the deal put together. So that's the heavy lifting that we have. So as an example, next week the CFO from CommScope will be visiting us on Tuesday to begin to start to talk about some of these things. But it's not that we're trying to dodge it. We just haven't done the work yet. It's as simple as that.

Bruce McClelland:	Yes, exactly. Rob's got a question here.

Unidentified Participant:	A couple of points.

Bruce McClelland:	Not a question? You're going to make a statement? (Laughter) Kind of Twitter stuff.

Unidentified Participant:	One thing that seems different this time from past M&A activity is I haven't heard a lot of "subject to approval," things like that, other than from the respective Boards. I'm wondering if it's subject to the same different approvals--federal level, things like that. And then the second point was, I don't know, do you have any visibility into their major suppliers at CommScope?

Bruce McClelland:	Yes, so on the first one, there's a whole bunch of normal stuff that the deal is subject to. There's a whole bunch of things that it's not subject to, and in fact, that was a lot of the questions we got with investors yesterday, was deal certainty. Is the deal going to close or not? And in fact, the delta today between our stock price and the offer stock price gives

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #25

you an indication of the uncertainty in the market over whether it closes. The fact that almost half of our shares traded from investors to these ARBs yesterday tells you something. They think there's a high confidence, and so it's subject to kind of normal stuff. It's subject to regulatory approval although, again, we spent some time on this on the call yesterday. We think there's five countries we have to file in, which is a pretty short list. And importantly, it doesn't include China which, given the macro political environment today, is a good thing. So the reason you haven't heard much about it because there's actually, it's pretty, it's about as straightforward as you can get.

David Potts:	Just to help you a bit, so regulatory approval is, is there product overlap? Is it going to be anti-competitive for us to come together and remove a competitor, if you like, in a space? Again, we have virtually no product overlap, so the regulatory stuff that we're just describing, it's not if, it's when. That should just naturally go through. One of the countries, for example, is Russia. We've never filed in Russia before, so we'll see how that goes. But we should get through that.

The next piece is of a not. CFIUS, if you might remember that because we are a UK company, does not apply in this instance because it's a US company buying us. So that's something that we don't have to go through in this particular case.

Bruce McClelland:	Thank goodness.

David Potts:	And thank God, yes. (Laughter) And the next piece is a shareholder vote. You, as a shareholder and me as a shareholder, get to decide if this is a fair deal for us, so we have to go through that. But so we've said the first half; it could go faster than that. We just--Patrick's team is now with Stan and others, now off getting all the filings ready to rock and roll. Patrick, do you have anything to add?

Patrick Macken:	No, I think that's right. You brought up CFIUS. For those, certainly, who came over from Brocade and on our side, that was the one that took forever. And so we're all very happy that we don't get to deal with that part of the federal government.

And Dave's right. We're complementary products, so it's a limited number of countries. Don't expect any issues, but we all know the governments and regulators, so we'll just see how it goes. But the faster we can get those in, we get all the data, we'll get through those and then the shareholder meeting, you all will get a proxy. I hope you vote. We're going to--it will be exciting reading for you (Laughter) and we'll probably do that--as I say, I'd say probably the first part of next year is when that will occur.

Bruce McClelland:	Yes, and a gaggle of lawyers behind us. Gosh, lawyers! (Laughter)

Patrick Macken:	We rule the world. You know it.

Bruce McClelland:	What was the other questions?

Unidentified Participant:	Visibility to suppliers.

Bruce McClelland:	Yes, we don't have any of that detail yet today on suppliers. Bernie, another question online while we take one in the back after?

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #26

Bernadette Dunn:	Yes, sure. This one could be for Dave. So what impacts does coming back to the US have on our tax structure?

David Potts:	Well, that was a question that was asked on the call yesterday. And I'll tell you, Brant and myself, I was in a room in September--I was telling Bruce--I think there was 25 lawyers and accountants sitting there talking to me about taxes with Brant.

Bruce McClelland:	What a horrible day.

David Potts:	So right now, our non-GAAP tax rate is about 17% because we do take advantage of the fact that we're inverted. Their tax rate is going to be 30% because they aren't inverted and there's reasons why you step up from 21% for state and some other things. But we spent a lot of time in advance, so this gives you an idea of the process. That was a big deal, because it's truly cash and it's a big deal to investors. But I think we've done a lot of the blocking and tackling to sort out a 30% rate from an accounting perspective is a good one. And then some of the attributes we bring will actually reduce the cash taxes, including the R&D tax credits, which all you folks work hard on. That will actually be a big help.

Bruce McClelland:	Okay, in the back here.

Unidentified Participant:	Probably not, but they have 30 manufacturing facilities and 22,000 employees. Do you know how, maybe how many percentage of those are manufacturing?

David Potts:	I don't off the top of my hand. I know their R&D investment's about $160 million a year, $200 million.

Bruce McClelland:	Yes, it's like just under $200 million.

David Potts:	So it's about a third of ours. So it just tells you where the concentration of employees is.

Bruce McClelland:	Think of what they make. They make this stuff here. So they make CAT-5 cable. They make copper. They make fiber. So they really have--

David Potts:	In fact, they're the leader in CAT-5E cabling, which is used for a whole bunch of things. It's used for POE for powering access points. And I'll tell you, every access point we go in and sell, guess what they connect to it? Cable. So let's go ramp up the business frame.

Bruce McClelland:	So there's a reason why they have manufacturing. This is hard-core, extrude copper manufacturing.

David Potts:	It's cool factories. They're cool, yes.

Bruce McClelland:	Bernie, another question online?

Bernadette Dunn:	Yes. Bruce, can you talk about your role in the newly combined company?

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #27

Bruce McClelland:	Gosh, I hoped you weren't going to ask that question. Well, so again, as we said earlier, we haven't gotten to that detailed integration planning. Again, the leadership's crucial. They've told me I'm crucial. I'm committed to this thing, so I don't think you're going to get rid of me any time soon. And as soon as we figure it all out, we'll let everybody know.

Another one online. We've got one there? Okay, perfect. Nope, we've got one here. We've got a local one.

Bernadette Dunn:	Okay.

Unidentified Participant:	With the fact that these two companies now are going to be a lot of good synergy as far as complementary type of products, would we be able to have some technology transfer as far as sharing with the other groups from here, from CommScope, to be able to provide a better complete solution to our customers? Do we understand what they do, they can understand what we do, and then like I said, have a lot of technology sharing?

Bruce McClelland:	It's a good question. So is there going to be technology sharing? And I'll tell you, the one thing I've felt like we've never done a great enough job on with all the different integrations and combinations we've done is technology sharing. I'm just not sure I've figured out the magic yet on the best way of doing that, and part of the problem is I feel like the organization structure, with the business unit focus we have, is the best way to organize the company. But what it does is it creates a bit of barrier sometimes between sharing technology and innovation across the groups. So I'm open to ideas on how we do a better job of that. The answer is yes, we definitely want to do that, but I'd be lying if I felt like I have figured out exactly what the best way of doing that is. I do rely on the CTOs across the company. Most of our business units have a CTO, and we really look to them to bring together ideas and innovation across the groups, but I think we can do a lot more. So that's a good question.

Bernie, you want to go online and then we'll come back here?

Bernadette Dunn:	Yes. We have several questions in and around although CommScope is purchasing the entire company, questions about whether they're thinking about selling off or splitting up pieces of the company, and especially a comment that was made in the press about an exit strategy with the set-top business. So can you comment on that, Bruce?

Bruce McClelland:	Yes. I don't know any easier way to say it. That's just not what they're thinking; it's not what we're thinking. I'll say there's no sacred cows in anything. We're here to run the business effectively and do the best we can for shareholders and all those things. So we think about a lot of different options as far as how do we do that, how do we grow successfully. But I can tell you, that's not--and again, they said it on the call yesterday. The presence that we have in the home, whether it's a set-top box or a gateway or an extender or any other device that goes in there, it's crucial. The service doesn't happen without it. And our customers' connection with consumers is through that device. Many of their marketing collateral is the device in the home. And how much effort are we putting into making the device beautiful, Apple-esque and all this stuff? Gosh, it's crazy. So no, we strategically, we think that's really, really important. But again, I'll say that

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #28

there's no sacred cows. We want to grow the business, we want to be successful, it needs to be more profitable--all that stuff's going to happen. Alan?

Unidentified Participant:	Does this deal affect ARRIS hiring any? If we have open reqs, can we still fill them if we--does it now become basically impossible to get new reqs?

Bruce McClelland:	Yes, good question. So in the contract--it's written in about 17 pages. It could take about a page, but it's written in 17 pages because the lawyers get paid by the word. (Laughter)

Patrick Macken:	We do, yes, that's correct. Everybody says that.

Bruce McClelland:	Shh, it's all right, he does it. He's a good deal. I don't have to pay him by the word. The outside world--

Patrick Macken:	Is this being recorded?

Bruce McClelland:	Yes.

Patrick Macken:	Okay, good.

Bruce McClelland:	What was the question again? Sorry.

Patrick Macken:	Hiring.

Bruce McClelland:	So our job is to run the business normal course and speed, basically, so it includes just about everything you could think of, including hiring and firing and everything we do every day, we're supposed to keep doing it. There are a few restrictions--and again, it's 20 pages' worth of stuff. Things like you can only spend this much CapEx, and so between now and close, we have 4 months, 5 months, whatever it ends up being, they don't want us to go spend $1 billion on CapEx. So there's an upper level of what we can do on CapEx. We can't go sell a business. We can't go acquire another company, big macro things that we're kind of restricted from doing. But for the most part, our job is to run the business just the way we are today. We own pricing, we decide whether we start a product, stop a product. All that stuff is all what we're continuing to do. I don't think you'll see hardly any difference. And if there is, we'll go have a chat and we'll decide whether we want to do something or not.

David Potts:	Think of it this way. They wouldn't want us to damage the asset that they're buying, so we want to run the business in the normal course.

Bruce McClelland:	Other questions online, Bernie?

Bernadette Dunn:	Yes. Let's see. Was the acquisition a strategic play with regards to delivery of CBRS through AT&T so they don't take our entire portfolio rather than Samsung's offering of CBRS?

Bruce McClelland:	Well, again, I don't think there's a change at this point in anything, obviously, until we get to close. We're not bundling products together, we're not doing collaboration on roadmaps and stuff like that until we get to close. Obviously, long term, what we want to

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #29

do is build end-to-end solutions that are stickier, that allow us to sell more and differentiate everything we have. But we're going to have to do that in an open standards environment, just like we've operated for a generation now. The interfaces between many of the devices in the network, so if it's CBRS, as an example, your phone will have a 3.5 gigahertz radio in it that supports the CBRS spectrum. And it will work with anybody's small-cell access point. And that will work with anybody's SaaS system in the network and be interoperable. That's the whole point behind building these complex networks. But the more we can differentiate and kind of create some added value and differentiation, the better, and that's what we'll be looking for, for sure.

Other questions online?

Bernadette Dunn:	Yes. So who would be the new, the competitors for the new company?

Bruce McClelland:	It's a good question. I'm not sure there's anybody that looks like us out there. There is a company called Belden who's one of their competitors in some of their businesses today, and they have a number of different business units. They do a little bit of stuff, I think, in our home gateway business as well, so they're a name that would come to mind. Our traditional competitors will be our competitors tomorrow, and not a lot of change there. Of course, we now have the value of more scale, more reach, more R&D investment than anybody else that's in this space. So shame on us if we don't really get our fair share, or unfair share.

Questions in the room? More online, Bernie?

Bernadette Dunn:	Sure. Why did ARRIS-CommScope not take a loan from the open market with low interest rates instead of getting it from Carlyle?

Bruce McClelland:	That's a great question. Why did we go to Carlyle, and we're paying more to Carlyle. They get a dividend every year, 5.5% coupon on their investment. And they get a preferred conversion price in the future if the stock goes up. So while it's smart money, we always say, it's expensive money.

David Potts:	So when you think of the leverage--again, that's taking a look at how much debt they have versus that EBITDA number that we're talking about--they'd be up into the 7x range if that was the case, which gets uncomfortable. It would really make investors a little bit nervous to have so much debt load on the company. So to keep that into that 5x range was something that they were thinking about. And then to have Carlyle in behind it from an equity perspective--again, that smart money is just a great way.

Another way they could have done it, I suppose, is to say, "ARRIS, we want you to take back some stock versus that." But while we're really smart, I think the cachet of having Carlyle in there is better.

So Carlyle does have a 5.5% interest rate on that $1 billion of debt. Now, to really blow your minds, it's something called a PIK toggle. I've always wanted to say those terms in my life, but so essentially, they can take that amount of interest and they can either let it capitalize or accrete to the value of the investment, so if it's--what is it, $55 million--that

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #30

we could add to the amount of the $1 billion of equity that they could get, or it could be cash paid at CommScope's desire. So it's actually a really good instrument.

But I think the basic answer to your question is I think they would have thought that was just too much debt of an ordinary piece to put onto the company.

Bruce McClelland:	But it is dilutive to their shareholders. Carlyle now has 16% ownership. When we close, they'll have 16%. It's one of the reasons the stock went down yesterday. Current shareholders were diluted by 16%.

David Potts:	But the accretion, which means how much they think the earnings per share, which takes that into account, went up, they think it's going to go up 30% or more. So it's--the markets will figure this out. It's just execution. We've got to get to close, and we've got to execute.

Patrick Macken:	The one thing I'd say is they certainly could have done it as all debt as well, and I think the banks would have loved it. And one important thing about the deal is the financing is not a condition. So it's, they're very comfortable.

David Potts:	I should have mentioned they're comfortable, yes.

Bruce McClelland:	So we have 3 minutes left. I want to be respectful for everybody's time. Other questions in the room? Otherwise, Bernie's got a long list.

David Potts:	Anybody with a Georgia shirt. We've had both Miami and we've had Florida come up so far. There you go; you're the man.

Bruce McClelland:	Go ahead, Bernie.

Bernadette Dunn:	Yes, so will there be opportunities to consolidate physical sites within the US and/or globally?

Bruce McClelland:	Again, we haven't even done the first-level analysis on that. I would say we're in a lot of places today, so we could be more efficient if we were in less places. But you end up in a lot of places because of people, and people are the most important asset here. So if we do anything, it will be very, very well thought out and thoughtful around why and how and when. But we don't have even an initial thought on what a plan would look like.

David Potts:	Again, more to come because we're just starting into that hard work.

Bruce McClelland:	Was there a question in the room?

David Potts:	I was just going to--he had a Georgia shirt on, so I liked that, so there you go. Go, Dogs.

Bruce McClelland:	Go ahead, Bernie.

Bernadette Dunn:	A question about 401(k). Will the merger create an opportunity for ARRIS employees to roll over a 401(k) into an external IRA if we wish to do that?

Bernadette Dunn

November 09, 2018

09:00 AM EST

Speaker ID:

Page #31

David Potts:	I don't know the answer to that.

Patrick Macken:	The short answer is, again, it's a little too early to tell. That's part of when we talk about the benefits planning that will come. That's one of the issues that will be discussed. So unfortunately, no answer today but one that we are working to get as we move forward in the integration process.

Bruce McClelland:	Yes, and again, if there's other questions that we haven't touched today, just send them in, and again, we may not have the answer today, but we'll make sure we get them on the list.

Patrick Macken:	401(k)'s are pretty highly regulated, so they should be employee-friendly at the end of the day.

Bruce McClelland:	One last question, Bernie?

Bernadette Dunn:	Before the deal is completed or closed, I should say, do we expect any reorganizations within ARRIS before that?

Bruce McClelland:	We don't have anything pending up big that I know of today. But again, back to the question earlier around business as usual. We've got to be making the right decisions in the company, regardless of this going on. So really, no change in that approach. We've got to be smarter, faster, and do a better job. So that's what we're here for.

So again, just in respect for time, again, if we haven't got all the questions, we'll try and get some answers out. I really hope you've got the sense for how excited we are, why we think this is a good thing, and we'll be here 10 years from now, having the next town hall, hopefully.

David Potts:	It will be great for customers, employees, and shareholders, at the end of the day.

Bruce McClelland:	And thank you guys for all the hard work. These guys have been 24-by-7 for weeks here. All right, with that, thank you, Bernie. We're done for today. Good to see everybody on Friday.

David Potts:	Thanks, everyone. (Applause)

Forward-Looking Statements

This document includes forward-looking statements that reflect the current views of CommScope or the Company with respect to future events and financial performance, including the proposed acquisition by CommScope Holding Company, Inc. (“CommScope”) of ARRIS International plc (“ARRIS” or the “Company”). These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs of the management of CommScope and/or the Company, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the control of CommScope and the Company, including, without limitation: failure to obtain applicable regulatory approvals in a timely manner, on acceptable terms or at all, or to satisfy the other closing conditions to the proposed transactions; the risk that the Company will be required to pay the termination fee under the Bid Conduct Agreement; the potential impact of announcement or consummation of the proposed acquisition on relationships with third parties, including customers, employees and competitors; uncertainties as to the timing of the tansaction; the possibility that competing offers will be made; any statements of belief and any statements of assumptions underlying any of the foregoing; and other factors beyond the control of CommScope and/or the Company.

These and other factors are discussed in greater detail in the reports filed by CommScope and the Company with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 and CommScope’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended September 30, 2018. Although the information contained in this document represents the best judgment of CommScope and/or the Company as of the date of this document based on information currently available and reasonable assumptions, neither CommScope nor the Company can give any assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, the Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date made. Neither CommScope nor the Company is undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Important Additional Information Regarding the Transaction and Where to Find It

In connection with the proposed transaction, ARRIS will prepare a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of ARRIS. INVESTORS AND STOCKHOLDERS OF ARRIS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, INCLUDING ARRIS’ PROXY STATEMENT WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. Those documents, if and when filed, as well as ARRIS’ other public filings with the SEC may be obtained without charge at the SEC’s web site, http://www.sec.gov, or at ARRIS’ website at http://ir.arris.com. ARRIS’ stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to ARRIS Investor Relations, 3871 Lakefield Drive, Suwanee, GA 30024 or at http://ir.arris.com.

Participants in the Solicitation

ARRIS and its directors and certain of its executive officers, and CommScope and its directors and certain of its executive officers, may be deemed to be participants in the solicitation of proxies from ARRIS’ stockholders in connection with the proposed transaction. Information about the directors and executive officers of ARRIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 23, 2018, and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on March 23, 2018. Information about the directors and executive officers of CommScope is set forth in the proxy statement for CommScope’s 2018 annual meeting of stockholders, which was filed with the SEC on March 20, 2018. Additional information regarding potential participants in the solicitation of proxies from ARRIS’ stockholders and a description of their direct and indirect interests, by security holdings or otherwise, will be included in ARRIS’ proxy statement when it is filed.